EXHIBIT 99

                                  PRESS RELEASE






March 26, 2002

For further information contact:    William K. Beauchesne
                                    Executive Vice President and Chief Financial
                                    Officer
                                    (703) 633-6120

For immediate release:

                         VIRGINIA COMMERCE BANCORP, INC.
                ANNOUNCES PLANNED RIGHTS OFFERING OF COMMON STOCK

         March 26, 2002, Arlington, Virginia. Virginia Commerce Bancorp, Inc. (the "Company"), parent company of Virginia Commerce Bank, announced today that it intends to file a registration statement with the Securities and Exchange Commission for a proposed public offering, on a preemptive rights basis to existing shareholders only, of newly issued shares of its common stock, $1.00 par value, for a total offering price of up to approximately $7 million. The offering will be effected by the Company primarily through the directors and officers of the Company, and will not be underwritten.

         The offering price per share has not yet been established, and will be determined based upon market conditions at the time of the offering. The per share offering price may, but will not necessarily, be set at a small discount to the market price, depending on market conditions at the time of the offering. The aggregate number of shares subject to the offering will be dependent on pricing, but is anticipated to constitute approximately 8% to 11% of the outstanding shares. The record date for determining the shareholders entitled to participate in the offering has not yet been established. The offering is expected to commence in the latter part of the second quarter, or early in the third quarter, of 2002.

         The proceeds of the offering by the Company would be used to pay down outstanding holding company borrowing, to support growth, to increase the capital position of the Company and Virginia Commerce Bank, and for other corporate purposes.

         This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, which may be offered only by means of a prospectus.


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